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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made by and between FirsTier Financial, Inc., a Nebraska corporation (the "Corporation"), and David A. Rismiller (the "Executive") dated the fourth day of August, 1995.

          WHEREAS, the Corporation has entered into an Agreement of Merger and Consolidation (the "Merger Agreement") with First Bank System Inc. of even date herewith;

          WHEREAS, the Executive has served as Chairman, President and Chief Executive Officer of the Corporation, and has gained significant and valuable knowledge and experience with respect to the Corporation in such capacities; and

          WHEREAS, the Executive and the Corporation have entered into an Employment Agreement dated as of the 20th day of March, 1995 (the "Prior Agreement"); and

          WHEREAS, the Corporation wishes to provide for the continued involvement of the Executive in the business of the Corporation following the consummation of the Merger (as such term is defined in the Merger Agreement) and the Executive desires to perform such services;

          NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions herein contained, the Executive and

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the Corporation agree with each other as follows:

          1. EMPLOYMENT PERIOD. The Corporation hereby retains the Executive for the period commencing on the Effective Date (as such term is defined in the Merger Agreement) and ending on December 31, 1996 (the "Employment Period"), during which time the Executive shall serve as Chairman and Chief Executive Officer of First Bank Nebraska and shall be available to aid the Corporation in the transition period following the acquisition of the Corporation with respect to (a) general corporate and personnel organizational matters; (b) the retention of employees and employee relations; (c) the retention of customers; and (d) cost reduction and organizational efficiencies. During the Employment Period, the Executive shall be an employee of the Corporation for all purposes, including for purposes of the FirsTier Financial, Inc. Omnibus Executive Benefit Plan (the "Omnibus Plan") as well as the Corporation's Restricted Stock Bonus Plan, Discounted Nonqualified Stock Option Plan and Phantom Stock Unit Plan (collectively, the "Stock Plans"). Except as specifically provided herein, this Agreement shall not affect the Executive's rights under the Prior Agreement.

          2. SALARY AND BENEFITS. In consideration of the services and duties agreed to be rendered and performed by the Executive hereunder, the Corporation hereby covenants and agrees to pay the Executive a monthly salary at the rate of one-twelfth of three hundred fifty thousand dollars ($350,000). During the

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Employment Period, the Executive  shall be entitled:  to receive health and welfare and similar benefits substantially the same as those provided by the Corporation to the Executive's peer executives; to continued coverage under UNUM policy number LAD318392 providing for disability income (the "Disability Income Policy") as in effect immediately prior to the Effective Date; and to continuation of the fringe benefits provided by the Corporation to the Executive immediately prior to the Effective Date (including, without limitation, providing and paying for: all fees and charges associated with the Executive's membership at the Omaha Country Club; an automobile (the "Automobile") comparable to the automobile currently available for the Executive's use; and home security system) (the "Fringe Benefits").

          3. BONUS POOL. On the business day immediately preceding the date set for the closing of the Merger Agreement, the Executive shall be entitled to receive a cash Bonus as set forth in the FirsTier Financial, Inc. Change of Control Bonus Pool Plan (the "Bonus Pool Plan"). The Corporation hereby covenants and agrees that the Bonus awarded to the Executive pursuant to the terms of the Bonus Pool Plan shall in no event be in an amount comprising less than fifty per cent (50%) of the total available Bonus Pool.

          4.  CHANGE IN CONTROL PAYMENT.  Upon consummation of the

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Merger the Corporation shall immediately pay to the Executive the termination benefit provided by the Prior Agreement as if the Executive had been terminated by the Corporation as a result of a Change in Control pursuant to Section 5 thereof whether or not the Executive is then employed by the Corporation and regardless of the reason for any such cessation of employment.

          5.   TERMINATION.

          (a) During the Employment Period the Corporation may not terminate the Executive's employment other than for "Cause." For purposes of this Agreement, Cause means either:

               i.   Conviction of a felony involving moral turpitude; or

               ii.  Conduct willfully injurious to the Corporation.

          (b) At the end of the Employment Period or if, during the Employment Period, the Corporation shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for any reason:

               i. The Executive shall be entitled to receive retirement benefits under Article V of the Omnibus Plan payable as if the Executive were sixty-two (62) years of age on the date of such cessation of employment, and for purposes of calculating such retirement benefits the Executive shall be deemed to have

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continued his employment with the Corporation through the attainment of sixty-
two (62) years of age at a base annual salary equal to the greater of three hundred fifty thousand dollars ($350,000) and the Executive's base annual salary immediately prior to such cessation of employment; the retirement benefits payable to the Executive shall be calculated in accordance with the assumptions underlying Exhibit A;

               ii. The Executive shall be entitled to receive retiree life and medical benefits no less favorable than those provided by the Corporation immediately prior to the date of the signing of the Merger Agreement, and for purposes of calculating the retiree benefits to which the Executive shall be entitled the Executive shall be deemed to have continued his employment with the Corporation through the attainment of sixty-two (62) years of age at a base annual salary equal to the greater of three hundred fifty thousand dollars ($350,000) and the Executive's base annual salary immediately prior to such cessation of employment;

               iii. The Executive shall be entitled to the continuation of the Fringe Benefits until the earlier of his death or the attainment of sixty-two
(62) years of age;

               iv. All stock options, Bonus Shares, Phantom Stock Units and any other rights and benefits granted to the Executive pursuant to the Stock Plans shall immediately become fully

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vested and/or exercisable as set forth in Section 7 of the Prior Agreement;

               v. Effective as of the first premium date following such cessation of employment, the Executive shall be entitled to assume and to continue his coverage under the Disability Income Policy as in effect immediately prior to such cessation of employment to the extent permissible under the terms of such policy; such assumption and continuation of the Disability Income Policy shall be at the Executive's own expense, provided, however, that the Corporation shall be liable for and shall pay all premiums and other costs payable with respect to such Disability Income Policy through the first premium date following such cessation of employment;

               vi. In accordance with the provisions of Section 6.2(d) of the Omnibus Plan, the Executive shall be deemed to have reached his Normal Retirement Date prior to such cessation of employment for purposes of determining the Survivor Benefit to which the Executive and his beneficiary are entitled pursuant to Article VI of the Omnibus Plan; and

               vii. The Executive shall be entitled to purchase the Automobile from the Corporation at a price not to exceed the Automobile's book value for financial reporting purposes as of the date of such cessation of employment.

          (c)  In addition to the foregoing, in the event that,

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during the employment period, the Corporation shall terminate  the Executive's employment (other than for Cause) without the Executive's written consent, the Executive shall be entitled to receive a termination payment equal to the balance of his annual salary (no less than three hundred fifty thousand dollars ($350,000)) that would be payable if his employment had continued through the end of the calendar year during which such cessation of employment occurs.

          6. FULL SETTLEMENT. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof

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(including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          7. CERTAIN ADDITIONAL PAYMENTS. In the event it shall be determined that any payment (within the meaning of Section 280G of the Code) or distribution to or for the benefit of the Executive (determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Corporation an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations under this Section 6 shall be made by a nationally recognized accounting firm selected by the Executive.

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          8.  NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall limit or otherwise affect such rights as the Executive may have under any other agreements with, or plans or programs of, the Corporation or any of its affiliated companies, including, without limitation, the Prior Agreement, the Omnibus Plan or the Stock Plans. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of their affiliated companies at or subsequent to the Effective Date including, but not limited to, the Executive's entitlement to severance under the Prior Agreement shall be payable in accordance with such plan or program, except as otherwise expressly provided herein.

          9.  SUCCESSORS.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

          (c) The Corporation will require any successor (whether direct orindirect, by purchase, merger, consolidation or

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otherwise) to all or substantially all of the business and/or assets of the
Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10. MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO THE EXECUTIVE:

               David A. Rismiller
               1223 South 113th Court

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               Omaha, Nebraska  68144


          IF TO THE CORPORATION:

               FirsTier Financial, Inc.
               1700 Farnam Street
               Omaha, Nebraska  68102-2183
               Attention:  General Counsel
               Fax:  (402) 348-6221


          with a copy to:

               First Bank System, Inc.
               First Bank Place
               601 Second Avenue South
               Minneapolis, Minnesota  55402-4302
               Attention:  Richard A Zona, Vice Chairman
                              and Chief Financial Officer
               Fax:  (612) 973-0410


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Corporation may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a

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waiver of such provision or any other provision thereof.


          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                          /s/
                      --------------------------------------
                      David A. Rismiller




                      FIRSTIER FINANCIAL, INC.



                      By  /s/
                        ------------------------------------
                        Walter Scott, Jr., Chairman of the
                          Executive Committee of the
                          Board of Directors




Acknowledged and Agreed to:


FIRST BANK SYSTEM INC.



By  /s/
  --------------------------------
Richard A. Zona, Vice Chairman
  and Chief Financial Officer